Exhibit 99.1

JCPENNEY ELECTS JEFFREY DAVIS AS CHIEF FINANCIAL OFFICER

PLANO, Texas - (July 24, 2017) - J. C. Penney Company, Inc. [NYSE: JCP] today announced that Jeffrey Davis is joining the Company as executive vice president and chief financial officer, effective today. He will succeed Andrew Drexler, who has been serving as interim chief financial officer while the Company completed its search. Davis will report to Marvin R. Ellison, chairman and chief executive officer of JCPenney.

“On behalf of the board of directors and executive leadership, I’m pleased to welcome Jeff to JCPenney. He brings decades of finance, treasury and strategy experience from a host of leading companies, and will make an outstanding addition to our team,” said Ellison. “Jeff’s expertise will also be a tremendous asset to JCPenney as we continue to differentiate our business in a competitive retail climate and further strengthen our balance sheet moving forward.”

In his role, Davis will be responsible for all financial operations of the Company, including the oversight of finance teams at the JCPenney home office and shared services center in Salt Lake City. Among his primary objectives will be to continue the Company’s progress in identifying earnings growth opportunities, optimizing pricing, exercising SG&A discipline, managing inventory levels and deleveraging debt.

“JCPenney is a mainstay in American retailing, and I’m proud to have the opportunity to sustain its rich legacy alongside a group of dedicated associates committed to differentiating the Company from its traditional competitors,” said Davis. “I look forward to working with our teams in Plano and Salt Lake to continue strengthening the financial position of JCPenney, further propelling the Company’s momentum.”

Davis most recently served as chief financial officer at Darden Restaurants, overseeing finance and accounting, corporate reporting, tax, internal audit, treasury and investor relations. He also maintained oversight of Darden’s real estate acquisitions, as well as the company’s restaurant development.

Prior to Darden, Davis served as executive vice president and chief financial officer for Walmart U.S. stores. Upon joining Walmart in 2006, he served as vice president of finance for its U.S. specialty division before assuming positions of increasing responsibility, including senior vice president of finance and strategy, followed by a promotion to senior vice president and treasurer. Before Walmart, Davis held multiple finance-related positions with Lakeland Tours, McKesson Corporation and The Hillman Company.

JCPenney Media Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands. Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements:
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding the Company’s financial position, sales, gross margin, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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